Exhibit 99.7

Consent to be Named as a Director Nominee

In connection with the filing by NextEra Energy, Inc. of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a person who is proposed to become a director of NextEra Energy, Inc. upon the effective time (as defined in the Registration Statement). I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: July 9, 2026

By:	/s/ Robert M. Blue
Name:	Robert M. Blue